ALLEN & OVERY

Exhibit 8.1

Allen & Overy LLP
1221 Avenue of the Americas
New York NY 10020 USA

Tel +1 212 610 6300
Fax +1 212 610 6399
www.allenovery.com

Eksportfinans ASA
Dronning Mauds gate 15
N-0250 Oslo
Norway

Our ref: 12039-00203

April 15, 2005

Ladies and Gentlemen:

We have acted as United States tax counsel to Eksportfinans ASA (the Issuer), in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on April 15, 2005, and the preliminary prospectus supplement (the Prospectus Supplement) and preliminary prospectus included therein (the Prospectus). The Registration Statement, Prospectus Supplement and Prospectus relate to the registration of an aggregate amount of US$4,000,000,000 of debt securities of the Issuer (the Securities).

As United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading “Taxation in the United States” in the Prospectus Supplement and Prospectus (collectively, the Discussions) which are part of the Registration Statement. We hereby confirm that the statements set forth in the Discussions represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussions and under the heading “Legal Matters” in the Prospectus. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London, EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin, Warsaw.

Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Allen & Overy LLP